Exhibit 10.62

AMENDMENT TO EMPLOYMENT AGREEMENT

WHEREAS, Joshua R. Disbrow (“Disbrow” or “Employee”) and Aytu Bioscience, Inc. (the “Company”) are parties to an Employment Agreement dated April 16, 2019 (the “Employment Agreement”);

WHEREAS, on November 4, 2019, the Company’s Compensation Committee approved an equity grant to Disbrow in the amount of 453,475 shares, but for various reasons, Disbrow’s shares were never granted or issued;

WHEREAS, based on the lapse in time since the approval of Disbrow’s shares, the Compensation Committee has approved the issuance of a cash payment of $444,406 (“Cash Payment”) in lieu of the above-mentioned equity grant based on the share price of $0.98 on November 14, 2019, to be paid to Disbrow in two equal installments;

WHEREAS, the Compensation Committee approved raising Disbrow’s base salary to $500,000, effective June 1, 2020, and to $590,000, effective January 1, 2021, and approved modifying his Bonus target from 100% to 60%; and

WHEREAS, the Compensation Committee approved an Equity Compensation Grant of 100,000 options with a four-year vesting schedule and 450,000 Restricted Shares with a four-year vesting schedule, as set forth below;

THEREFORE, Disbrow and the Company agree that the Employment Agreement shall be modified as specifically set forth in this Amendment, but except as specifically modified herein, shall remain in full force and effect as written:

1.
All capitalized but undefined terms in this Amendment shall have the meanings ascribed to them in the Employment Agreement.

2.
Section 3(a) is amended to include:
Effective June 1, 2020, the Company shall pay Employee a Base Salary of $500,000 per annum, subject to standard deductions and withholdings, payable at least monthly on the Company’s regular pay cycle for professional employees. Effective January 1, 2021, the Company shall pay Employee a Base Salary of $590,000, per annum, less applicable withholdings, payable at least monthly on the Company’s regular pay cycle for professional employees.

3.
Section 3(c) is amended to include:

The Company shall grant Employee 100,000 options with the schedule set forth in the Option Agreement attached as Exhibit A to the Amendment. The Company shall grant Employee 450,000 Restricted Shares with the schedule set forth in the Restricted Stock Agreement attached as Exhibit B to the Amendment.

4.
Section 3(d) is amended to include:
Effective June 1, 2020, the Employee shall be eligible for an annual discretionary Bonus with a target amount of sixty percent (60%) of the Base Salary, subject to standard deductions and withholdings.

5.
Section 3 is amended to include the following subsection:

(e) Cash Payment in Lieu of Equity. The Company shall pay Employee a total of $444,406.00, subject to standard deductions and withholdings. The payment will be divided into two equal payments of $222,203.00, the first of which shall be paid by the Company on June 30, 2020, and the second of which shall be paid by the Company on July 1, 2021. The Company will enter a payment agreement that obligates the Company to pay the full amount above, irrespective of any change of control, termination, or separation from the Company, unless otherwise agreed to in writing by the Employee and the Company.

6.
Section 7(e)(ii)(C) is replaced as:

(C)
All vested stock options shall remain exercisable from the date of termination until the expiration date of the applicable award. So long as the Section 8 below does not apply, then all options which are unvested at the date of termination Without Cause or for Good Reason shall be accelerated as of the date of termination such that the number of option shares equal to 1/24th the number of option shares multiplied by the number of full months of Employee’s employment hereunder shall be deemed vested and immediately exercisable by the Employee. Any unvested options over and above the foregoing shall be cancelled and of no further force or effect, and shall not be exercisable by the Employee. Any issued restricted stock will immediately vest following the termination date.

7.
Section 7(e)(ii) is amended to include the following subsection:

(E) In the event of a termination Without Cause or Change in Control, Employee shall be paid a pro-rata amount of the target bonus determined by the percentage of time Employee was employed during the fiscal year.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to Employment Agreement to be executed as of the Effective Date.

Dated:	/s/
Joshua R. Disbrow, CEO

Aytu Bioscience, Inc.

Dated:	/s/
Its: